Exhibit 99.1

Southern First Reports Results for Third Quarter of 2012

Greenville, South Carolina, October 23, 2012 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, N.A. (also doing business as Greenville First Bank), today announced that net income for the third quarter of 2012 was $1.2 million compared to $483 thousand for the third quarter of 2011.  After dividends paid on preferred stock, net income available to the common shareholders was $842 thousand compared to $197 thousand for the third quarter of 2011.    For the nine months ended September 30, 2012, net income was $2.7 million and net income to common shareholders was $1.8 million.  In comparison, net income for the nine months ended September 30, 2011 was $1.7 million and the net income to common shareholders was $793 thousand.

2012 Third Quarter Highlights

  Net income increased 154% to $1.2 million during the 3rd quarter of 2012 compared to the prior year

  Net interest margin for the 3rd quarter of 2012 increased to 3.72%  compared to 3.36% in 2011

  Loan balances increased to $637.7 million as of September 30, 2012 compared to $591.1 million in 2011

  Nonperforming assets improved to 1.43% at 3rd quarter 2012 compared to 1.65% in 2011

  Strong loan production in new Charleston, South Carolina market

“Our third quarter earnings represent the strongest quarterly earnings performance in our company’s history,” stated Art Seaver, the company’s CEO. “We continue to experience solid loan growth and are particularly excited about the early production from our Charleston team.  While our East Bay Street office in Charleston will not physically open until November, we have already booked over $8 million in loans outstanding.  This loan growth, coupled with our continued margin expansion and fee income, has clearly impacted our earnings momentum.  Our continued focus on reducing nonperforming assets and credit costs is evident as our nonperforming asset ratio is at the lowest level in nearly four years.”

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
	2012	2012	2012	2011	2011
Earnings ($ in thousands, except per share data):
Net income	$1,226	815	688	440	483
Net income to common shareholder	842	589	399	152	197
Earnings per common share, diluted (4)	0.21	0.15	0.10	0.04	0.05
Net interest margin (tax-equivalent)(3)	3.72%	3.61%	3.45%	3.36%	3.36%
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	1.43%	1.70%	1.79%	1.82%	1.65%
Net charge-offs as a percentage of average loans (YTD annualized)	0.71%	0.75%	0.62%	0.81%	0.62%
Allowance for loan losses as a percentage of total loans	1.45%	1.48%	1.51%	1.49%	1.48%
Allowance for loan losses as a percentage of nonperforming loans	100.49%	88.07%	91.55%	86.96%	94.94%
Capital Ratios (1):
Total risk-based capital ratio	13.03%	13.34%	13.38%	13.34%	13.44%
Tier 1 risk-based capital ratio	11.78%	12.09%	12.13%	12.08%	12.19%
Leverage ratio	9.75%	9.83%	9.78%	9.62%	9.84%
Tangible common equity (2)	6.02%	6.24%	6.02%	5.98%	5.98%
Other ($ in thousands):
Gross loans	$637,659	618,874	607,925	598,635	591,055
Core deposits	429,183	426,640	430,073	413,090	394,621
Total deposits	574,439	554,417	566,722	562,912	554,676
Total assets	780,415	759,632	770,006	767,745	758,106
(1) September 30, 2012 ratios are preliminary.
(2) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(3) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(4) Per share amounts for the 2011 periods have been restated to reflect the 10% stock dividend in 2012.

Operating Results

Net interest margin for the third quarter of 2012 improved to 3.72% from 3.61% for the second quarter of 2012, and increased 36 basis points from 3.36% for the third quarter of 2011.   Net interest margin for the nine months ended September 30, 2012 was 3.60% compared to 3.27% for the nine months ended September 30, 2011.  The primary driver of the increased net interest margin is the $46.6 million growth in loan balances during the past twelve months, combined with the 50 basis point decrease in the cost of our interest bearing liabilities.

During the third quarter of 2012, the company recorded total credit costs of $1.4 million compared to $1.7 million during the third quarter of 2011.  Of the $1.4 million in credit costs, $1.1 million related to the provision for loan losses while $267 thousand related primarily to a loss and write-down on two properties in other real estate owned.  In addition, loan charge-offs for the quarter were $1.0 million and related primarily to three commercial loans and one residential property.  Comparatively, the company recorded a loan loss provision of $1.7 million and expenses related to real estate owned of $16 thousand during the third quarter of 2011.  For the nine months ended September 30, 2012, total credit costs were $4.3 million, consisting of a $3.6 million provision for loan losses and expenses of $720 thousand related to expenses from the sale and management of other real estate owned.  Total credit costs were $4.1 million during the nine months ended September 30, 2011 and related to a $3.1 million provision for loan losses and $1.1 million of expenses from the sale and management of other real estate owned.  The company’s allowance for loan losses was $9.3 million, or 1.45%, of loans at September 30, 2012 which provides approximately 100% coverage of non-performing loans.

Noninterest income was $1.3 million and $723 thousand for the three months ended September 30, 2012 and 2011, respectively.  For the nine months ended September 30, 2012 and 2011, noninterest income was $2.9 million and $1.9 million, respectively.  The increase in noninterest income during the three and nine month periods is related primarily to gains on sale of investment securities, combined with increases in loan fee income, service fees on deposit accounts and in rental income.  In addition, income derived from mortgage originations is a significant part of our noninterest income at $328 thousand and $667 thousand for the three months and nine months ended September 30, 2012, respectively.

Noninterest expense was $5.0 million and $4.4 million for the three months ended September 30, 2012 and 2011, respectively, and $14.5 million and $13.7 million for the nine months ended September 30, 2012 and 2011, respectively.  The increase in noninterest expense during the 2012 periods related primarily to increases in salaries and benefits, occupancy, data processing and related costs, and professional fees.

Nonperforming assets decreased to $11.2 million, or 1.43%, of total assets as of September 30, 2012 compared to $12.5 million, or 1.65%, at September 30, 2011.  Of the $11.2 million in total nonperforming assets as of September 30, 2012, nonperforming loans represent $9.2 million and other real estate owned represents $2.0 million.  During the third quarter of 2012, the company recorded $1.0 million in net charge-offs, or 0.63% of average loans on an annualized basis. Classified assets improved from the prior year to 40% of tier 1 capital plus the allowance for loan losses at September 30, 2012, compared to 51% at September 30, 2011.

Gross loans were $637.7 million as of September 30, 2012 compared to $598.6 million at December 31, 2011 and $591.1 million at September 30, 2011.  The $39.1 million increase in loan balances during the first nine months of 2012 was concentrated primarily in residential mortgage loans.  Core deposits increased $34.6 million to $429.2 million at September 30, 2012 compared to September 30, 2011.  The increase in retail funding continued to enable the company to reduce its wholesale funding by approximately $33 million during the last twelve month period. The company has reduced its brokered deposits by over $200 million since June 2009.

Shareholders’ equity totaled $63.3 million as of September 30, 2012, a $1.4 million increase from the same period in 2011. With a tier 1 leverage ratio of 9.75% and total risk based capital ratio of 13.03%, the company’s capital ratios exceed the regulatory requirements for a “well capitalized” institution.

Financial Highlights - Unaudited

	Quarter Ended		3rd Qtr	Nine Months Ended		YTD
	September 30		2012-2011	September 30		2012-2011
(in thousands, except earnings per share)	2012	2011	% Change	2012	2011	% Change
Earnings Summary
Interest income	$8,790	8,851	(0.7)%	25,880	26,343	(1.8)%
Interest expense	2,082	2,877	(27.6)%	6,665	9,166	(27.3)%
Net interest income	6,708	5,974	12.3%	19,215	17,177	11.9%
Provision for loan losses	1,125	1,670	(32.6)%	3,600	3,045	18.2%
Noninterest income	1,286	723	77.9%	2,865	1,897	51.0%
Noninterest expense	5,025	4,352	15.5%	14,459	13,674	5.7%
Income before provision for income taxes	1,844	675	173.2%	4,021	2,355	70.7%
Income tax expense	618	192	221.9%	1,292	706	83.0%
Net income	1,226	483	153.8%	2,729	1,649	65.5%
Preferred stock dividends	204	216	(5.6)%	636	649	(2.0)%
Discount accretion	180	70	157.1%	360	207	73.9%
Redemption of preferred stock	-	-	-	96	-	100.0%
Net income available to common shareholders	$842	197	327.4%	1,829	793	130.6%
Basic weighted average common shares (4)	3,845	3,821	0.6%	3,842	3,818	0.6%
Diluted weighted average common shares (4)	3,955	3,935	0.5%	3,956	3,915	1.1%
Earnings per common share - Basic (4)	$0.22	0.05	340.0%	0.48	0.21	128.6%
Earnings per common share - Diluted (4)	0.21	0.05	320.0%	0.46	0.20	130.0%

	Quarter Ended		3rd Qtr
	September 30		2012-2011	June 30	March 31	December 31
	2012	2011	% Change	2012	2012	2011
Balance Sheet Highlights
Assets	$780,415	758,106	2.9%	759,632	770,006	767,745
Investment securities	71,891	89,040	(19.3)%	74,231	78,615	108,584
Loans	637,659	591,055	7.9%	618,874	607,925	598,635
Allowance for loan losses	9,254	8,751	5.7%	9,131	9,196	8,925
Other real estate owned	1,976	3,262	(39.4)%	2,555	3,733	3,686
Noninterest bearing deposits	87,403	61,647	41.8%	94,008	83,459	68,985
Interest bearing deposits	487,036	493,028	(1.2)%	460,409	483,263	493,927
Total deposits	574,439	554,675	3.6%	554,417	566,722	562,912
Other borrowings	124,100	122,700	1.1%	122,700	122,700	122,700
Junior subordinated debentures	13,403	13,403	0.0%	13,403	13,403	13,403
Shareholders’ equity	63,287	61,868	2.3%	63,171	63,006	62,540
Common Stock
Book value per common share (4)	$12.19	11.87	2.7%	12.34	12.06	12.02
Stock price (4):
High	9.51	9.48	0.3%	9.00	7.36	7.21
Low	8.05	6.18	30.3%	6.86	6.09	5.51
Period end	8.96	6.27	42.9%	8.50	6.85	6.50
Other
Return on average assets (5)	0.64%	0.26%	146.2%	0.43%	0.36%	0.23%
Return on average equity (5)	7.66%	3.12%	145.5%	5.12%	4.34%	2.79%
Loans to deposits	111.01%	106.56%	4.2%	111.63%	107.27%	106.35%
Efficiency ratio (6)	61.80%	64.89%	(4.8)%	62.89%	65.28%	61.78%
Team members	121	111	9.0%	117	114	113
(4) Per share amounts for the 2011 periods have been restated to reflect the 10% stock dividend in 2012.
(5) Annualized based on quarterly net income.
(6) Noninterest expense divided by the sum of net interest income and noninterest income, excluding real estate activity and gain on sale of investments.

Asset quality measures - Unaudited

			YTD
	September 30	September 30	2012-2011	June 30	March 31	December 31
(dollars in thousands)	2012	2011	% Change	2012	2012	2011
Nonperforming Assets
Commercial
Owner occupied RE	$588	983	(40.2)%	599	699	1,061
Non-owner occupied RE	1,350	740	82.4%	1,476	1,090	1,745
Construction	1,005	1,288	(22.0)%	1,005	1,047	1,314
Commercial business	372	976	(61.9)%	507	515	503
Consumer
Real estate	122	1,134	(89.2)%	286	618	476
Home equity	365	385	(5.2)%	558	263	386
Construction	-	-	-	-	-	-
Other	-	4	(100.0)%	-	-	-
Nonaccruing troubled debt restructurings	5,407	3,708	45.8%	5,937	5,812	4,779
Total nonaccrual loans	9,209	9,218	(0.1)%	10,368	10,044	10,264
Other real estate owned	1,976	3,262	(39.4)%	2,555	3,733	3,686
Total nonperforming assets	$11,185	12,480	(10.4)%	12,923	13,777	13,950
Nonperforming assets as a percentage of:
Total assets	1.43%	1.65%	(13.3)%	1.70%	1.79%	1.82%
Total loans	1.75%	2.11%	(17.1)%	2.09%	2.27%	2.33%
Accruing troubled debt restructurings	$8,591	6,591	30.3%	8,569	6,661	7,429

	Quarter Ended		3rd Qtr	Nine Months Ended		YTD
	September 30		2012-2011	September 30		2012-2011
	2012	2011	Change	2012	2011	Change
Allowance for Loan Losses
Balance, beginning of period	$9,131	8,719	4.7%	8,925	8,386	6.4%
Loans charged-off	(1,004)	(1,654)	(39.3)%	(3,291)	(2,763)	19.1%
Recoveries of loans previously charged-off	2	16	(87.5)%	20	83	(75.9)%
Net loans charged-off	(1,002)	(1,638)	(38.8)%	(3,271)	(2,680)	22.1%
Provision for loan losses	1,125	1,670	(32.6)%	3,600	3,045	18.2%
Balance, end of period	$9,254	8,751	5.7%	9,254	8,751	5.7%
Allowance for loan losses to gross loans	1.45%	1.48%	(2.0)%	1.45%	1.48%	(2.0)%
Allowance for loan losses to nonaccrual loans	100.49%	94.94%	5.8%	100.49%	94.94%	5.8%
Net charge-offs to average loans (annualized)	0.63%	1.11%	(43.2)%	0.71%	0.62%	14.5%

AVERAGE YIELD/RATE - Unaudited

	Quarter Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	Yield/Rate(7)
Interest-earning assets
Federal funds sold	0.23%	0.23%	0.25%	0.24%
Investment securities, taxable	2.19%	2.46%	2.22%	2.59%
Investment securities, nontaxable	4.76%	4.82%	4.77%	5.22%
Loans	5.26%	5.59%	5.29%	5.69%
Total interest-earning assets	4.86%	4.96%	4.83%	5.00%
Interest-bearing liabilities
NOW accounts	0.55%	0.95%	0.62%	1.11%
Savings & money market	0.37%	0.78%	0.40%	0.81%
Time deposits	1.19%	1.83%	1.39%	1.99%
Total interest-bearing deposits	0.79%	1.34%	0.91%	1.48%
Note payable and other borrowings	3.35%	3.69%	3.40%	3.74%
Junior subordinated debentures	2.79%	2.55%	2.81%	2.58%
Total interest-bearing liabilities	1.36%	1.82%	1.45%	1.95%
Net interest spread	3.50%	3.14%	3.37%	3.06%
Net interest income (tax equivalent) / margin	3.72%	3.36%	3.60%	3.27%
(7) Annualized for the respective three and nine month periods.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of Southern First Bank, N.A., the 9th largest bank headquartered in South Carolina; which also does business as Greenville First Bank, N.A. in Greenville County.  Since 1999 Southern First Bancshares has been providing financial services and now operates in six locations in the Greenville and Columbia markets of South Carolina.  Southern First Bancshares has assets of approximately $780 million and its stock is traded in the NASDAQ Global Market under the symbol SFST.  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our expectations regarding the Company’s net interest margin that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

FINANCIAL CONTACT: MIKE DOWLING  864-679-9070

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com